Exhibit 10 (xv)
Named Executive Officers

Archer-Daniels-Midland Company
2009 Incentive Compensation Plan

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (the “Agreement”) is made and entered into as of [grant date] (the “Date of Grant”), by and between Archer-Daniels-Midland Company, a Delaware corporation (the “Company”), and «First_Name» «Last_Name», an employee of <<the Company>><<___________, a subsidiary of the Company>> (the “Grantee”).  This Agreement is pursuant to the terms of the Company’s 2009 Incentive Compensation Plan, as amended (the “Plan”).  The applicable terms of the Plan are incorporated herein by reference, including the definitions of capitalized terms contained in the Plan.

Section 1.                      Restricted Stock Unit Award.  The Company hereby grants to the Grantee, on the terms and conditions hereinafter set forth, an Award of «ResAmount» Restricted Stock Units, each such Restricted Stock Unit representing the right to receive one share of the Company’s common stock.

Section 2.                      Rights of the Grantee.

(a)           No Shareholder Rights.  The Restricted Stock Units granted pursuant to this Award do not entitle Grantee to any rights of a shareholder of the Company’s common stock.  The Grantee’s rights with respect to the Restricted Stock Units shall remain forfeitable at all times by the Grantee until satisfaction of the vesting conditions set forth in Section 3.

(b)           Restrictions on Transfer.  The Grantee shall not be entitled to transfer, sell, pledge, alienate, hypothecate or assign the Restricted Stock Units or this Award, except that in the event of the Grantee’s death, the Grantee’s estate shall be entitled to the Shares represented by the Restricted Stock Units.  Any attempt to otherwise transfer the Restricted Stock Units or this Award shall be void.  All rights with respect to the Restricted Stock Units and this Award shall be available only to the Grantee during his lifetime, and thereafter to the Grantee’s estate.

(c)            Dividend Equivalents.  As of each date that the Company pays a cash dividend to the holders of its common stock generally, the Company shall pay the Grantee an amount equal to the per share cash dividend paid by the Company on its common stock on that date multiplied by the number of Restricted Stock Units credited to the Grantee under this Award as of the related dividend payment record date.  No such dividend equivalent payment shall be made with respect to any Restricted Stock Units which, as of such record date, have either been settled as provided in Section 4 or forfeited pursuant to Sections 5 or 6.  Any such payment shall be made as soon as practicable after the related dividend payment date, but no later than the later of (i) the end of the calendar year in which the dividend payment date occurs, or (ii) the 15th day of the third calendar month after the dividend payment date.

Section 3.                      Vesting.  Subject to the provisions of Sections 5 and 6, the Grantee’s right to receive Shares pursuant to this Award shall vest in full on the earliest to occur of the following (the “Vesting Date”):

(i)	[vesting date],

(ii)	a Change in Control of the Company (as defined in the Plan after giving effect to the proviso regarding Code Section 409A at the end of that definition), or

(iii)	the death of the Grantee.

Section 4.                      Settlement of Restricted Stock Units.  Subject to the provisions of Section 6, after any Restricted Stock Units vest pursuant to Section 3, the Company shall cause to be issued to the Grantee, or to the Grantee’s estate in the event of the Grantee’s death, one share of its common stock in payment and settlement of each vested Restricted Stock Unit.  Such issuance shall occur on or before the later of (i) the end of the calendar year in which the Vesting Date occurs, or (ii) the 15th day of the third calendar month after the Vesting Date, and the Grantee shall have no power to affect the timing of such issuance.  Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, shall be subject to the tax withholding provisions of Section 7, and shall be in complete satisfaction of such vested Restricted Stock Units.  If the Restricted Stock Units that vest include a fractional Restricted Stock Unit, the Company shall round the number of vested Restricted Stock Units to the nearest whole unit prior to issuance of Shares as provided herein.  If the ownership of or issuance of Shares to the Grantee as provided herein is not feasible due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Committee in its sole discretion, the Grantee or his legal representative shall receive cash proceeds in an amount equal to the Fair Market Value (as of the Vesting Date) of the Shares otherwise issuable to the Grantee, net of any amount required to satisfy withholding tax obligations as provided in Section 7.

Section 5.                      Effect of Termination of Service.  If the Grantee ceases to be an Employee prior to the Vesting Date other than as a result of the Grantee’s death, Retirement or Disability, the Grantee shall forfeit the Restricted Stock Units.  If the Grantee ceases to be an Employee as a result of death, then the Grantee’s right to receive Shares shall fully vest and the Company shall settle such Restricted Stock Units pursuant to Section 4.   If the Grantee ceases to be an Employee as a result of Retirement or Disability, then subject to the forfeiture conditions of Section 6, the Grantee’s right to receive Shares pursuant to this Award shall continue to vest in accordance with Section 3.

Section 6.                      Forfeiture of Award and Compensation Recovery.

(a)           Forfeiture Conditions.  Notwithstanding anything to the contrary in this Agreement, if (i) the Grantee engages in intentional misconduct pertaining to any financial reporting requirement under the Federal securities laws resulting in the Company’s being required to prepare and file an accounting restatement with the Securities and Exchange Commission (the “SEC”) as a result of such misconduct, other than a restatement due to changes in accounting policy, (ii) there is a material negative revision of a financial or operating measure on the basis of which incentive compensation was awarded or paid to the Grantee, (iii) the Grantee engages in any fraud, theft, misappropriation, embezzlement, or dishonesty to the material detriment of the Company’s financial results as filed with the SEC, or (iv) during the term of the Grantee’s employment with the Company and its Affiliates, or during the period following Retirement or Disability and prior to the Vesting Date, the Grantee breaches any non-compete or confidentiality restrictions applicable to the Grantee (including the non-compete restriction in paragraph (b) below), then (x) the Grantee shall immediately forfeit this Award and any right to receive Shares that have not yet been issued pursuant to Section 4, and (y) with respect to Shares that have been issued pursuant to this Award (or the cash value thereof paid) after the Vesting Date, (A) the Grantee shall return such Shares or cash value to the Company, or (B) if the Grantee has sold or otherwise transferred such Shares during the three-year period preceding the event specified in clauses (i)-(iv) above, the Grantee shall pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of the Vesting Date (or equal to the cash value previously paid).

(b)           Competition After Retirement or Disability.  The Restricted Stock Units that would otherwise continue to vest after the Grantee ceases to be an Employee due to Retirement or Disability as provided in Section 5 shall continue to vest only if, prior to the Vesting Date, the Grantee does not engage in any activities that compete with the business operations of the Company and its Affiliates, including, but not limited to, working in any capacity for another company engaged in the processing of agricultural commodities, the manufacturing of biodiesel, ethanol, or food and feed ingredients, or the operation of grain elevators and crop origination and transportation networks.  Prior to the issuance of Shares, the Grantee may be required to certify to the Company and provide such other evidence to the Company as the Company may reasonably require that he or she has not engaged in any activities that competes with the business operations of the Company and its Affiliates since the Grantee ceased to be an Employee due to Retirement or Disability.

(c)           Compensation Recovery Policy.  To the extent that this Award and any compensation associated therewith is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, this Award and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s Shares are then listed.  This Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

Section 7.                      Withholding of Taxes.  The Grantee shall be responsible for the payment of any withholding taxes upon the occurrence of any event in connection with the Award (for example, vesting or issuance of Shares in settlement of Restricted Stock Units) that the Company determines may result in any tax withholding obligation, including any social security obligation.  The delivery of Shares in settlement of Restricted Stock Units shall be conditioned upon the prior payment by the Grantee, or the establishment of arrangements satisfactory to the Company for the payment by the Grantee, of all such withholding tax obligations.  The Grantee hereby authorizes the Company (or the Affiliate employing the Grantee) to withhold from salary or other amounts owed to the Grantee any sums required to satisfy withholding tax obligations in connection with the Award.  If the Grantee wishes to satisfy such withholding tax obligations by delivering Shares the Grantee already owns or by having the Company retain a portion of the Shares that would otherwise be issued to the Grantee in settlement of the Restricted Stock Units, the Grantee must make such a request which shall be subject to approval by the Company.  If payment of withholding tax obligations, or satisfactory payment arrangements, are not made on a timely basis, the Company may instruct an authorized broker to sell such number of Shares subject to the Award as are equal in value to the tax withholding obligations prior to the issuance of any Shares to the Grantee.

Section 8.                      Securities Law Compliance.  No Shares shall be delivered upon the vesting of any Restricted Stock Units unless and until the Company and/or the Grantee shall have complied with all applicable federal, state or foreign registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Grantee may acquire such shares pursuant to an exemption from registration under the applicable securities laws.  Any determination in this connection by the Committee shall be final, binding, and conclusive.  The Company reserves the right to legend any Share certificate or book entry, conditioning sales of such Shares upon compliance with applicable federal and state securities laws and regulations.

Section 9.                      No Rights as Employee or Consultant.  Nothing in this Agreement or this Award shall confer upon the Grantee any right to continue as an Employee or consultant of the Company or any Affiliate, or to interfere in any way with the right of the Company or any Affiliate to terminate the Grantee’s service at any time.

Section 10.                      Adjustments.  If at any time while this Award is outstanding, the number of outstanding Shares is changed by reason of a reorganization, recapitalization, stock split or any of the other events described in Section 4.3 of the Plan, the number of Restricted Stock Units and the number and kind of securities that may be issued in respect of such Units shall be adjusted in accordance with the provisions of the Plan.

Section 11.                      Notices.  Any notice hereunder by the Grantee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Secretary of the Company at the Company’s office at 4666 Faries Parkway, Decatur, Illinois 62526, or at such other address as the Company may designate by notice to the Grantee.  Any notice hereunder by the Company shall be given to the Grantee in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Grantee may have on file with the Company.

Section 12.                      Construction.  The construction of this Agreement is vested in the Committee, and the Committee’s construction shall be final and conclusive.  This Agreement is subject to the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan.  If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

Section 13.                       Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, without giving effect to the choice of law principles thereof.

Section 14.                      Binding Effect.  This Agreement will be binding in all respects on the Grantee’s heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

GRANTEE _____________________________________ [Name]	ARCHER-DANIELS-MIDLAND COMPANY By:__________________________________ P.A. Woertz President and Chief Executive Officer

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